Exhibit 10.2

LIMITED WAIVER

LIMITED WAIVER (this “Waiver”) dated as of February 23, 2011 of certain provisions of that certain letter agreement dated as of October 26, 2010 (the “Confidentiality Agreement”) by and between Quicksilver Resources Inc. (the “Company”) and SPO Partners II, L.P. (“SPO”).

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company, acting at the direction of the Transaction Committee of the Company’s Board of Directors (the “Transaction Committee”), desires to waive certain provisions of the Confidentiality Agreement as set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Waiver.  Notwithstanding anything to the contrary in the Confidentiality Agreement, until the Waiver Expiration (as defined below), SPO and its Representatives (as defined in the Confidentiality Agreement) may engage in communications with (x) Quicksilver Energy L.P. (“Quicksilver Energy”) and its Representatives and (y) prospective sources of equity financing for Quicksilver Energy previously approved by the Transaction Committee (“Other Potential Equity Investors”), in each case solely upon the following terms and subject to the following conditions:

(a) The sole purpose of such communications shall be to facilitate the submission to the Transaction Committee by Quicksilver Energy and SPO (and, if applicable, one or more Other Potential Equity Investors) of a non-binding indication of interest (which may be written or oral) regarding a potential acquisition of the Company (a “Transaction Proposal”).

(b) The sole permissible topic of such communications shall be the formulation of a Transaction Proposal (which may include, to the extent necessary in connection therewith, communications with respect to (i) the Company’s corporate governance arrangements following the consummation of an acquisition of the Company and (ii) valuation models and the Company’s business).

(c) In no event shall Quicksilver Energy and SPO or any of their respective affiliates enter into any binding agreement, arrangement or understanding (whether written or oral) relating to the acquisition, holding, voting or disposing of any securities of the Company or any other matter relating to the Company.

(d) All such communications shall terminate at 5:00 p.m. Central Time on the twenty-first calendar day following the date upon which this Waiver is executed (the “Waiver Expiration”).

Section 2.  Limited Scope of Waiver.  SPO acknowledges and agrees that (a) the waiver contained in Section 1 hereof is expressly conditioned upon SPO’s compliance with the requirements set forth in Sections 1(a) through (c) above and (b) without limiting the generality of paragraph 13 of the Confidentiality Agreement, none of the Company, its Board of Directors or the Transaction Committee thereof shall be under any legal obligation of any kind whatsoever with respect to any Transaction Proposal.

Section 3.  Effect of Waiver.  Except as expressly waived hereby, the Confidentiality Agreement shall remain in full force and effect in accordance with the provisions thereof.

Section 4.  Governing Law.  This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of law provisions.

Section 5.  Counterparts.  This Waiver may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers, all as of the day and year first written above.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Cirone
	Name:	John C. Cirone
	Title:	Senior Vice President — General Counsel

SPO PARTNERS II, L.P.

By:	SPO Advisory Partners, L.P., its general partner

By:	SPO Advisory Corp., its general partner

/s/ John H. Scully
	Name:	John H. Scully
	Title:	Managing Director